Exhibit 99.2

Independent Proxy Advisory Firm Glass Lewis Recommends in Favor of Pericom’s Merger with Diodes

Finds that “Diodes merger agreement represents the best balance of valuation and deal certainty”

Second Leading Advisory Firm to Recommend in Favor of Merger with Diodes

Pericom Board Continues to Urge Shareholders to Vote “FOR”

the Diodes Merger on the WHITE Proxy Card

Milpitas, CA – November 12, 2015 – Pericom Semiconductor Corporation (“Pericom” or the “Company”) (NASDAQ: PSEM) announced today that leading independent proxy advisory firm Glass, Lewis & Co. (“Glass Lewis”) has issued a detailed report recommending that Pericom shareholders vote in favor of the previously announced merger between Pericom and Diodes Incorporated (“Diodes”) (NASDAQ: DIOD) at the upcoming Special Meeting of Pericom shareholders. Glass Lewis is the second leading advisory proxy firm to support the transaction, after Institutional Shareholder Services (“ISS”) also came out in favor of the Diodes transaction on November 7, 2015.

In reaching its recommendation that “[Pericom] shareholders would be best served supporting the Diodes merger agreement,” Glass Lewis questioned “the ability of Montage to truly finance its deal and resolve the relevant regulatory risks.” Glass Lewis also criticized Montage’s approach to the sales process, noting that “[r]ather than making a serious effort to address the [Pericom] board’s concerns …Montage has continued to push forth with an acquisition offer that does not appear to [Glass Lewis] to include full unconditional financing.” Glass Lewis went on to acknowledge that “the cross-border nature of a Montage/Pericom tie-up could result in greater regulatory scrutiny that could lead to further delays or, at worst, the loss of both offers.”

“We are pleased that Glass Lewis and ISS, two prominent proxy advisory firms, agree with the Pericom Board’s unanimous recommendation that a transaction with Diodes is clearly in the best interest of Pericom shareholders,” said Alex Hui, Chairman, President and Chief Executive Officer of Pericom. Mr. Hui continued, noting that “the Pericom Board is not surprised that, upon conducting their own thorough and independent analysis of the Diodes and Montage offers, Glass Lewis and ISS came to the conclusion that the substantial value, certainty and short closing time of the Diodes offer make it superior to the Montage offer, which is plagued by significant financing, regulatory and enforcement risks for Pericom’s shareholders.”

Reiterating to Pericom shareholders the importance of their vote, Mr. Hui said, “We urge all shareholders to submit their WHITE proxy cards in favor of a Diodes transaction. Your vote is essential to lock in the substantial cash premium represented by the $17.75 per share purchase price offered by Diodes.”

Diodes’ $17.75 per share all-cash offer is backed by a fully-funded credit agreement and term loan from Bank of America. The $17.75 per share purchase price represents a 46% premium to Pericom’s unaffected closing price on September 2, 2015, and exceeds the five-year trading high in Pericom shares by 8%. The Diodes transaction is not subject to any regulatory approvals and is expected to close in the fourth quarter of 2015, subject only to approval by Pericom shareholders at Pericom’s Special Meeting of shareholders, scheduled for November 20, 2015.

Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to, the ability of the parties to consummate the proposed transaction; satisfaction of closing conditions to the consummation of the proposed transaction; the impact of the announcement of the proposed transaction on Pericom’s relationships with its employees, existing customers or potential future customers; and such other risks and uncertainties pertaining to Pericom’s business as detailed in its filings with the SEC on Forms 10-K and 10-Q, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Pericom assumes no obligation to update any forward-looking statement contained in this document.

Important Additional Information

Pericom has filed a definitive proxy statement and relevant documents in connection with the special meeting of the shareholders of Pericom at which the Pericom shareholders will consider certain proposals regarding the potential acquisition of Pericom by Diodes Incorporated (the “Special Meeting Proposals”). Pericom and its directors and executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Pericom’s shareholders in connection with the Special Meeting Proposals. SHAREHOLDERS OF PERICOM ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. The definitive proxy statement and other relevant documents filed with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the definitive proxy statement from Pericom by contacting Pericom’s Investor Relations by telephone at (408) 232-9100, or by mail Pericom Semiconductor Corporation, 1545 Barber Lane, Milpitas, California 95035 or by going to Pericom’s Investor Relations page on its corporate website at www.pericom.com.

About Pericom

Pericom Semiconductor Corporation (NASDAQ: PSEM) enables serial connectivity with the industry’s most complete solutions for the computing, communications, consumer and embedded market segments. Pericom’s analog, digital and mixed-signal integrated circuits, along with its frequency control products are essential in the timing, switching, bridging and conditioning of high-speed signals required by today’s ever-increasing speed and bandwidth demanding applications. Company headquarters is in Milpitas, California, with design centers and technical sales and support offices globally.

Participants in the Solicitation

Pericom and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Pericom in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the transaction described herein was included in the definitive proxy statement. Additional information regarding the directors and executive officers of Pericom is included in the amendment to the 10-K, which was filed with the SEC on October 14, 2015, and is supplemented by other public filings made, and to be made, with the SEC by Pericom.

Company Contact:

Pericom Semiconductor

Kevin Bauer, CFO

P: 408-232-9100

E: kbauer@pericom.com

Investor Contact:

MacKenzie Partners, Inc.

Dan Burch / Larry Dennedy

212-929-5500

Media Contact:

Sard Verbinnen & Co

Steven Goldberg / John Christiansen

310-201-2040 / 415-618-8750

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